Exhibit 99.1

DAVE hOLMES JOINS SOCKET MOBILE AS CHIEF BUSINESS OFFICER

NEWARK, Calif. – May 18, 2021 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced workplace productivity, today announced that Dave Holmes has joined the executive management team as Chief Business Officer.

Dave Holmes will be responsible for Socket Mobile’s worldwide business development and marketing activities. Dave is one of the pioneers in the NFC and mobile payments industry with over 20 years expereince in the industry and is an ardent believer in the future of mobile and digital access, experience and payments. He has worked with NFC industry leader NXP and Identive and his more recent expereince was with UL’s Cybersecurity division, where he had responsibility for their Global Strategic Accounts. Dave holds an MBA from Portland State University and a BS in Industrial Engineering from the University of Nebraska.

“We are delighted that Dave is joining Socket Mobile’s executive team as Chief Business Officer, as contactless technology is gaining greater acceptance in today’s contactless society. Like many technologies, NFC has been developed over many years and used successfully in many industries especially public transportation. However, its useability and effectiveness has been greatly increased in the past few quarters and is rapidly moving toward mass adoption in conjunction with phone-based mobile wallets. In addition to supporting payments, the Apple Pay and Google Pay systems also support loyalty, memberships, and other identification systems and are a likely mechanism for carrying of vaccination or travel passports. Dave has been involved in this industry for over 20 years and brings a wealth of knowledge and experience that will enable Socket Mobile to navigate the complexity of the ecosystems and become a key player in these emerging markets. We are excited to have Dave on our team,” said Kevin Mills, President and CEO.

About Socket Mobile, Inc.
Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is largely driven by the deployment of third-party barcode-enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Newark, Calif., and can be reached at +1-510-933-3000 or www.socketmobile.com.

Socket Mobile Investor Contact:

Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

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